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                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)*

                             Celebrate Express, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    15100A104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [ ] Rule 13d-1(c)
      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 18 Pages

-------------------                                           ------------------
CUSIP NO. 15100A104                   13G                     PAGE 2 OF 18 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH Venture Fund IV, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

                  --------------------------------------------------------------
 NUMBER OF        6     SHARED VOTING POWER
  SHARES
BENEFICIALLY                  1,031,196
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                       0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              1,031,196

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,031,196

--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            13.9%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 18 Pages

-------------------                                           ------------------
CUSIP NO. 15100A104                   13G                     PAGE 3 OF 18 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH Entrepreneurs Fund, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

                  --------------------------------------------------------------
 NUMBER OF        6     SHARED VOTING POWER
  SHARES
BENEFICIALLY                  1,031,196
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                       0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              1,031,196

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,031,196

--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            13.9%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 18 Pages

-------------------                                          ------------------
CUSIP NO. 15100A104                   13G                    PAGE 4 OF 18 PAGES
-------------------                                          ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH Venture Partners IV, L.L.C.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

                  --------------------------------------------------------------
 NUMBER OF        6     SHARED VOTING POWER
  SHARES
BENEFICIALLY                  1,031,196
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                       0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              1,031,196

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,031,196

--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
       INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            13.9%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 18 Pages

-------------------                                           ------------------
CUSIP NO. 15100A104                   13G                     PAGE 5 OF 18 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Steven Lazarus

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

                  --------------------------------------------------------------
 NUMBER OF        6     SHARED VOTING POWER
  SHARES
BENEFICIALLY                  1,031,196
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                       0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              1,031,196

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,031,196

--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
       INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            13.9%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 18 Pages

-------------------                                           ------------------
CUSIP NO. 15100A104                   13G                     PAGE 6 OF 18 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Keith Crandell

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              16,189

                  --------------------------------------------------------------
 NUMBER OF        6     SHARED VOTING POWER
  SHARES
BENEFICIALLY                  1,031,196
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                       16,189

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              1,031,196

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,047,385

--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
       INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            14.1%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 18 Pages

-------------------                                          ------------------
CUSIP NO. 15100A104                   13G                    PAGE 7 OF 18 PAGES
-------------------                                          ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Robert Nelsen

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

                  --------------------------------------------------------------
 NUMBER OF        6     SHARED VOTING POWER
  SHARES
BENEFICIALLY                  1,031,196
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                       0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              1,031,196

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,031,196

--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
       INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            13.9%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 18 Pages

-------------------                                          ------------------
CUSIP NO. 15100A104                   13G                    PAGE 8 OF 18 PAGES
-------------------                                          ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Clinton Bybee

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

                  --------------------------------------------------------------
 NUMBER OF        6     SHARED VOTING POWER
  SHARES
BENEFICIALLY                  1,031,196
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                       0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              1,031,196

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,031,196

--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
       INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            13.9%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 18 Pages

-------------------                                          ------------------
CUSIP NO. 15100A104                   13G                    PAGE 9 OF 18 PAGES
-------------------                                          ------------------

                                  Schedule 13G

Item 1(a).  Name of Issuer: Celebrate Express, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 11220 120th Avenue NE, Kirkland, WA 98033.

Item 2(a). Names of Persons Filing: ARCH Venture Fund IV, L.P. ("ARCH Venture Fund IV"); ARCH Entrepreneurs Fund, L.P. ("ARCH Entrepreneurs Fund"); ARCH Venture Partners IV, L.L.C. ("AVP IV LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b). Address of Principal Business Office or, if None, Residence: 8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

Item 2(c). Citizenship: ARCH Venture Fund IV and ARCH Entrepreneurs Fund are limited partnerships organized under the laws of the State of Delaware. AVP IV LLC is a limited liability company organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Common Stock").

Item 2(e).  CUSIP Number: 15100A104

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            Not Applicable.

Item 4.     Ownership.

            (a)   Amount beneficially owned:

                  ARCH Venture Fund IV is the record owner of 1,004,754 shares of Common Stock (the "Record Shares") as of December 31, 2004. ARCH Entrepreneurs Fund is the record owner of 26,442 shares of Common Stock (the "Record Shares"). As the sole general partner of ARCH Venture Fund IV and ARCH Entrepreneurs Fund, AVP IV LLC may be deemed to own the Record Shares. As individual general partners or managing directors of AVP IV LLC, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares. In addition, as of December 31, 2004, Crandell is the holder of 13,797 shares of Common Stock and holds the right to

                               Page 9 of 18 Pages

-------------------                                          -------------------
CUSIP NO. 15100A104                   13G                    PAGE 10 OF 18 PAGES
-------------------                                          -------------------

                  options to exercise 2,392 shares of common stock, 1,656 are vested as of February 14, 2005, and 736 will vest within 60 days of this filing (the "Option Shares").

            (b)   Percent of class:

                  Each reporting person including Managing Directors except
                  Crandell: 13.9%. Crandell: 14.1%. The foregoing percentages, except for Crandell, are calculated based on the 7,405,795 shares of Common Stock reported to be outstanding in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on January 14, 2005 (the "Reported Shares"). Crandell's percentage is calculated based on 7,408,187 shares, which includes the Reported Shares and the Option Shares.

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:

                              0 shares for each Reporting Persons except
                              Crandell. 16,189 shares for Crandell which includes the Option Shares

                  (ii)  Shared power to vote or to direct the vote:

                              Each of the Reporting Persons: 1,031,196.

                  (iii) Sole power to dispose or to direct the disposition of:

                              0 shares for each Reporting Persons except
                              Crandell. 16,189 shares for Crandell which includes the Option Shares

                  (iv)  Shared power to dispose or to direct the disposition of:

                              Each of the Reporting Persons: 1,031,196.

            Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

            Not Applicable.

                              Page 10 of 18 Pages

-------------------                                          -------------------
CUSIP NO. 15100A104                   13G                    PAGE 11 OF 18 PAGES
-------------------                                          -------------------

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Section 240.13d-1(b) nor Section 240.13d-1(c).

                              Page 11 of 18 Pages

-------------------                                          -------------------
CUSIP NO. 15100A104                   13G                    PAGE 12 OF 18 PAGES
-------------------                                          -------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2005

                                           ARCH VENTURE FUND IV, L.P.

                                           By: ARCH Venture Partners IV, L.L.C.
                                               its General Partner

                                               By:            *
                                                   -----------------------------
                                                   Steven Lazarus
                                                   Managing Director

                                           ARCH ENTREPRENEURS FUND, L.P.

                                           By: ARCH Venture Partners IV, L.L.C.
                                               its General Partner

                                               By:            *
                                                   -----------------------------
                                                   Steven Lazarus
                                                   Managing Director

                                           ARCH VENTURE PARTNERS IV, L.L.C.

                                               By:            *
                                                   -----------------------------
                                                   Steven Lazarus
                                                   Managing Director

                                                              *
                                           -----------------------------------
                                             Steven Lazarus

                                                              *
                                           -----------------------------------
                                             Keith Crandell

                                                              *
                                           -----------------------------------
                                             Robert Nelsen

                                                              *
                                           -----------------------------------
                                             Clinton Bybee

                                                   * By: /s/ Mark McDonnell
                                                         -----------------------

                              Page 12 of 18 Pages

-------------------                                          -------------------
CUSIP NO. 15100A104                   13G                    PAGE 13 OF 18 PAGES
-------------------                                          -------------------

                                                               Mark McDonnell as
                                                               Attorney-in-Fact

This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.

                              Page 13 of 18 Pages